PROXY RESULTS

Shareholders of Cohen & Steers Worldwide Realty Income Fund,
Inc. voted on the following proposals at a special shareholder meeting held on January 16, 2007.


 		    Shares Voted  Shares Voted  Abstain
			     For       Against

To approve a	      7,041,170       131,703    461,220
new Subadvisory
Agreement between
Cohen & Steers
Capital Management,
Inc. and Houlihan
Rovers, S.A.

		    Shares Voted  Shares Voted	Abstain
			     For       Against

To approve a	      7,037,223       131,596    465,274
new Subadvisory
Agreement between
Cohen & Steers
Capital Management,
Inc. and Cohen &
Steers Asia Limited



		    Shares Voted  Shares Voted  Abstain
			     For       Against

To approve a           7,040,335      126,735   467,023
new Subadvisory
Agreement between
Cohen & Steers
Capital Management,
Inc. and Cohen &
Steers UK Limited